Exhibit 10.2

Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

March 24, 2016

Steven A. Sugarman

c/o Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

Re: Waiver of Anti-dilution Right; Certain Awards

Dear Mr. Sugarman:

Reference is made to (a) that certain Stock Appreciation Right Grant Agreement, dated as of August 21, 2012 and amended as of December 13, 2013, May 23, 2014, and March 2, 2016 (the “SAR Agreement”), by and between you and Banc of California, Inc., a Maryland corporation (the “Company”), which, among other things, provides for the issuance of additional stock appreciation rights to you upon the occurrence of certain issuances of Company common stock, par value $0.01 per share (“Common Stock”), by the Company; (b) that certain letter agreement, dated as of May 23, 2014, by and between you and the Company (the “SAR Letter”); and (c) that certain Amended and Restated Employment Agreement, dated as of even date herewith (the “Employment Agreement”), by and among you, the Company, and Banc of California, N.A., a national banking association. Capitalized terms used but not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the meanings given to such terms in the SAR Agreement.

In consideration of the mutual agreements, provisions, and covenants contained in this Letter Agreement, the Company and you hereby agree as follows:

1.	Waiver of SAR Anti-dilution Right; Lapse of Certain Adjustment Provisions. Notwithstanding Section 6 of the SAR Agreement, you hereby agree that, from and after the date hereof, Section 6(a) of the SAR Agreement shall be null and void.

2.

Certain Awards. The Company hereby agrees that, if the Company achieves the performance goals that were established on January 19, 2016 with respect to the Performance Units (as defined in the 2013 Omnibus Stock Incentive Plan (the “Plan”)) granted to you on such date in respect of its fiscal quarter ending March 31, 2016, the Company shall, as soon as practicable following the determination that such goals have been achieved, grant to you, in consideration for your relinquishment of your rights under Section 6(a) of the SAR Agreement, an award of restricted shares of Common Stock on the terms and subject to the conditions set forth in the award agreement attached hereto as Exhibit A, with the number of restricted shares to equal the quotient of $5,000,000 divided by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date of grant.

3.	Coordination with Employment Agreement. Notwithstanding Section 3(b)(iii) of the Employment Agreement, you acknowledge and agree that you shall not be eligible for any additional equity compensation awards during the 2016 fiscal year (it being understood that this Section 3 does not impose a limitation on the grant of equity compensation awards during the 2017 fiscal year in respect of performance for the 2016 fiscal year).

4.	Full Force and Effect. Except as expressly set forth in this Letter Agreement, all terms and conditions of the SAR Agreement shall remain in full force and effect.

5.	Miscellaneous. This Letter Agreement may not be amended or modified, except by an agreement in writing signed by you and the Company. This Letter Agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter. This letter will be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to its conflict of law rules. This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this Letter Agreement as indicated below.

Very truly yours,

BANC OF CALIFORNIA, INC.

By:	/s/ Chad T. Brownstein
Name: Chad T. Brownstein
Title: Vice Chair and Lead Independent Director

Acknowledged and Agreed:

/s/ Steven A. Sugarman
Steven A. Sugarman

[Signature Page to Sugarman SAR Agreement Waiver Letter]

EXHIBIT A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

BANC OF CALIFORNIA, INC.

2013 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Shares of Restricted Stock are hereby awarded pursuant to this Restricted Stock Agreement (the “Agreement”) on [    ], 2016 by Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.), a Maryland corporation (the “Company”), to Steven A. Sugarman (the “Grantee”), in accordance with the following terms and conditions:

1. Share Award. The Company hereby awards to the Grantee [    ] Shares of restricted Common Stock pursuant to the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth (the “Restricted Stock”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein that are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2. Restrictions on Transfer and Restricted Period. Except as otherwise provided in Section 3, Section 8, or Section 13 of this Agreement, during the period commencing on the date of this Agreement and terminating on the fifth anniversary of the date of this Agreement (the “Restricted Period”), Shares with respect to which the Restricted Period has not lapsed may not, subject to Section 13, be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee. Shares that have become nonforfeitable hereunder prior to the end of the Restricted Period shall sometimes be referred to herein as “Vested.” Except as otherwise provided in Section 3 or Section 8 of this Agreement, provided that the Grantee is then serving as a director, officer, employee, or consultant of the Company or any Subsidiary or Affiliate, the Shares shall become Vested on March 24, 2017 (the “Vesting Date”).

3. Termination of Employment. Upon the Grantee’s Termination of Employment by the Company for Cause or by the Grantee without Good Reason (each as defined in that certain Amended and Restated Employment Agreement, dated as of March 24, 2016, by and among the Company, Banc of California, N.A., a national banking association, and the Grantee (the “Employment Agreement”)) prior to the Vesting Date, all Shares of Restricted Stock shall be immediately forfeited. Upon the Grantee’s Termination of Employment by the Company without Cause or by the Grantee with Good Reason, any Shares of Restricted Stock that are not yet Vested shall become fully Vested as of such date, and the Restricted Period shall continue to apply to all Shares of Restricted Stock that are Vested as set forth in Section 2. Upon the Grantee’s Termination of Employment due to the Grantee’s death or Disability, any Shares of Restricted Stock that are not yet Vested shall become fully Vested and the Restricted Period shall lapse as of the date of such Termination of Employment with respect to all Shares of Restricted Stock.

4. Issuance of the Shares. Promptly after the date of this Agreement, the Company shall recognize the Grantee’s ownership of the Shares through (a) a crediting of the Shares to a book-entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (b) the issuance of a certificate representing the

Shares in the name of the Grantee, bearing the appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Banc of California, Inc. (f/k/a First PacTrust Bancorp, Inc.) 2013 Omnibus Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Banc of California, Inc., 18500 Von Karman Ave., Suite 1100, Irvine California 92612.”

The Grantee agrees that simultaneously with the execution of this Agreement, the Grantee shall execute a stock power in the Company’s customary form and that the Grantee shall promptly deliver such stock power to the Company. The Grantee further agrees to execute and deliver any and all additional stock powers and/or other instruments as the Company from time to time requests as it may, in its judgment, deem to be advisable to fulfill the purposes of this Agreement.

5. Grantee’s Rights. Subject to all limitations provided in this Agreement, the Grantee, as owner of the Shares during the Restricted Period, shall have all the rights of a stockholder, including, but not limited to, the right to receive all ordinary dividends and other ordinary distributions paid on the Shares and the right to vote such Shares. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions then applicable to the Shares with respect to which they were paid.

6. Lapse of Restricted Period. Upon the lapse of the Restricted Period, the Company shall release such Shares to the Grantee (a) by appropriate transfer to an unrestricted book-entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restricted Period with respect to such Shares, (b) by delivering to the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) a certificate issued in respect of such Shares (without any legend contemplated by Section 4), or (c) by any other means deemed appropriate by the Company.

7. Adjustments. In the event of a Corporate Transaction or Share Change, the Restricted Stock shall be adjusted as and to the extent provided in Section 3(d) of the Plan.

8. Effect of Change in Control. Upon the occurrence of a Change in Control prior to the Grantee’s Termination of Employment, the Restricted Stock shall be treated in accordance with Section 10 of the Plan (it being understood that the Restricted Period is a “restriction” within the meaning of Sections 10(b) and 10(d) of the Plan); provided that, for purposes of such Section 10, “Good Reason” shall have the meaning set forth in the Employment Agreement.

9. Delivery and Registration of Shares. The Company shall not be required to deliver any Shares hereunder prior to (a) the listing or approval for listing upon notice of issuance of the Shares on the Applicable Exchange, (b) any registration or other qualification of such Shares under any state or federal law, rule, or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable, and (c) obtaining any other consent, approval, or permit from any state or federal government agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

10. Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

11. Clawback. All Shares of Restricted Stock granted pursuant to this Agreement shall be subject to any clawback, recoupment, or forfeiture provisions (a) required by law or regulation and applicable to the Company or its Subsidiaries or Affiliates as in effect from time to time or (b) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or Affiliates as in effect from time to time.

12. Grantee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

13. Withholding Tax. Upon Shares becoming Vested, the Grantee may elect to satisfy any applicable withholding and employment taxes by requiring the Company to withhold from any payment or distribution made hereunder sufficient Shares to cover any applicable withholding and employment taxes, or by remitting to the Company an amount in cash sufficient to satisfy such taxes. The Company shall deduct from all dividends paid with respect to Shares the amount of any taxes that the Company is required to withhold with respect to such dividend payments.

14. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Banc of California, Inc., 18500 Von Karman Avenue, Suite 900, Irvine, California 92612. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s current address according to the Company’s personnel files. Such addresses for the service of notices may be changed at any time; provided that written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

15. Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16. Governing Law; Headings. This Agreement and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17. Amendment. This Agreement may be amended or modified by the Committee at any time; provided that no amendment or modification that materially impairs the rights of the Grantee as provided by this Agreement shall be effective unless set forth in writing signed by the parties hereto, except such an amendment made to cause the terms of this Agreement or the Restricted Stock granted hereunder to comply with applicable law (including tax law), Applicable Exchange listing standards, or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BANC OF CALIFORNIA, INC.

By:

Name:
Title:

GRANTEE

Steven A. Sugarman